Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

Between

DayStar and

John R. Tuttle

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), executed as of April 1, 2006 (“Commencement Date”) between John R. Tuttle (“Executive”), having an address of 2 Lakeridge Road, Mechanicville, NY 12118, and DayStar Technologies, Inc., a Delaware corporation (the “Company”), having its principal office at 13 Corporate Drive, Halfmoon, NY 12065.

WHEREAS, the Company and Executive have previously entered into an Employment Agreement, dated October 31, 2003, as amended (with such Employment Agreement and its Amendments being collectively referred to as the “Prior Agreement”);

WHEREAS, the Company desires to obtain the services of Executive as its Chairman of the Board, Chief Executive Officer, and President on terms modified from those reflected in the Prior Agreement, and to enter into an amended and restated employment agreement embodying the terms of such modified relationship; and

WHEREAS, Executive is willing to accept such employment by the Company upon the modified terms and conditions as hereinafter set forth; and

WHEREAS, the Company and Executive desire to enter into this Agreement in order to reflect the modified terms and conditions of Executive’s employment by the Company, and to supersede and replace with this Agreement the terms of all prior agreements, with respect to the employment of Executive by the Company; with the exception of Executive’s Employee Nondisclosure, Developments and Non-solicitation Agreement which shall remain in full force and effect, and provided, that stock option agreements and the specific grants relating to specific prior option grants shall not be superseded,

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

ARTICLE I Employment and Term

Section 1.01 Position; Responsibilities.

(a) The Company hereby employs Executive as its Chairman of the Board, Chief Executive Officer, and President upon the terms and conditions hereinafter set forth.

(b) Executive shall at all time hold the position of Chairman of the Board and Chief Executive Officer and perform the duties, responsibilities and authorities customarily associated with such position or other senior management level duties as determined by the Board or its designee, so long as such other duties are consistent with the Executive’s skills and there is no reduction in Executive’s base pay and bonus target amount. Executive shall report directly and solely to the Board.

Section 1.02 Performance of Duties/Other Commitments and Activities.

(a) Executive shall at all time endeavor to perform duly and faithfully all of his duties hereunder to the best of his abilities.

(b) Executive shall, subject to the direction and supervision of the Board of Directors or its designee, devote his full business time, best efforts and business judgment, skill and knowledge to the advancement of the Company’s interests and to the discharge of his duties and responsibilities hereunder; provided, however, that nothing herein shall be construed as preventing Executive from engaging in any of the activities described in clauses (i), (ii), (iii) and/or (iv) below so long as such activities do not violate any other agreements between Executive and the Company:

(i) investing his assets in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or the other entities in which such investments are made;

(ii) serving on the board of directors of any company; provided that he obtains the prior written approval of a majority of the Board of Directors and shall not be required to render any material services with respect to the operations or affairs of any such company;

(iii) engaging in religious, charitable, educational or other community or nonprofit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement; or

(iv) serving in such capacities as may be reasonably necessary for Executive to maintain his active professional licensing as a member of any professional organization that reasonably relates to his employment with and the business of the Company, so long as such activities do not impair his ability to fulfill his duties and responsibilities under this Agreement.

(c) Executive’s base of operations under this Agreement shall be the Company’s offices which shall be located in the Albany metropolitan area, which includes Halfmoon, NY.

Section 1.03 Term. Executive’s term of employment under this Agreement (the “Term”) shall commence on the Commencement Date and shall expire on the third anniversary of the Commencement Date; provided, however, that the Term shall be automatically extended for additional one (1) year periods on the third anniversary of the Commencement Date, and annually thereafter, unless the Executive or the Company has received a written Notice of Non-Renewal delivered no later than ninety (90) days prior to the anniversary date, pursuant to Section 6.01 below.

Section 1.04 Representations and Warranty of Executive. Executive hereby represents and warrants to the Company that he is not aware of any presently existing fact, circumstance or event (including, but without limitation, any health condition or legal constraint) which would preclude or restrict him from providing to the Company the services contemplated by this Agreement, or which would give rise to any breach of any term or provision hereof, or which could otherwise result in the termination of his employment hereunder for Cause or Good Reason (as such terms are defined in Article 3). Any and all agreements between Executive and any prior employer as well as any agreements to which Executive is a party containing any restriction upon Executive’s ability to use or disclose confidential information or engages in any business activity are listed in Appendix “A” and shall be promptly made available to the Company upon request.

Section 1.05 Representations and Warranty of Company. The Company hereby represents and warrants to Executive that it has received all authorizations and has taken all actions, necessary or appropriate for the due execution, delivery and performance of this Agreement.

ARTICLE II Compensation

Section 2.01 General. The Company shall compensate Executive for all of his services under this Agreement, as set forth herein.

Section 2.02 Basic Compensation. Executive’s initial salary (“Base Salary”) when annualized shall be at the rate of $200,000 and shall be payable in bi-weekly or other installments in accordance with the Company’s normal payment schedule for senior management (but not less frequently than monthly). The Base Salary shall be subject to annual review commencing on the anniversary of the Commencement Date and on or about each subsequent anniversary during the Term, and may be increased (but not decreased) by the Board in its sole discretion for subsequent years.

Section 2.03 Incentive Compensation. Executive shall be eligible to participate in an annual Management Incentive Program for senior management of the Company currently offered or as subsequently modified by the Board from time to time in its discretion (“Management Incentive Program”). The Executive and the Company agree that Executive’s performance goals pursuant to the Management Incentive Program shall consist of the Company’s annual performance goals and other specific performance goals for the Executive, as determined by the Board in its discretion. The target incentive compensation payment (the “Incentive Payment”) for meeting all such goals shall be a percentage of the Base Salary, as deemed appropriate by the Board. If such goals are met, and the Company is otherwise, unable or elects not to make the Management Incentive Program award, though the Executive has otherwise met the target objectives, such award shall nevertheless accrue as an Incentive Payment to the Executive.

Section 2.04 Other Benefits.

(a) During the Term, Executive shall be entitled to participate in all employee benefit plans, including retirement programs, if any, group health care plans, and all fringe benefit plans, of the Company. Such plans shall at all times be comparable to those made available to the senior-most management of the Company.

(b) In addition, the Company shall provide Executive with the following benefits during the Term: (i) Reimbursement for travel (including overnight accommodations as reasonably deemed necessary by Executive); (ii) Company paid cell phone and home office communication equipment (fax, internet access, etc.) (without any requirement to maintain records of specific use); and (iii) Reimbursement for reasonable out-of-pocket home office expenses.

(c) During the Term, Executive shall be entitled to 20 days per year of paid vacation in 2006 (excluding amounts accrued for 2003 or 2004) in accordance with the Company’s Vacation Policy and calculations as set forth in the Company Employee Handbook. As of July 1, 2007 (representing 10 years of service to the Company), Executive shall be entitled to an additional 5 days of paid vacation in each calendar year. With respect to all unused vacation time, unless otherwise approved by the Board of Directors and the Compensation Committee of such Board, Executive shall carry over unused vacation time for periods prior to calendar year in accordance with the Company’s Employee Handbook or supplemental written policies, as determined from time to time.

(d) Executive shall also be entitled to such paid holidays and paid sick leave as shall be authorized by the Company for its senior-most officers pursuant to its written policies, as determined from time to time.

Section 2.05 Automobile. Employer will provide to Executive, during the term of this agreement, reimbursement costs in association with the use of a motor vehicle of Executive’s choice in an amount not to exceed ten thousand ($10,000) dollars per year and will allow Executive to replace the motor vehicle every two (2) years. This allowance is contingent on Employee’s choice of a gasoline-electric hybrid, or other equally “environmentally-friendly,” automobile. Should Executive choose to keep the same motor vehicle for more than two (2) years, Employer agrees to replace the motor vehicle at any time subsequent to the expiration of the then current two (2) year term. Employer agrees to reimburse Executive to a maximum value of ten thousand ($10,000) dollars each year, whether as a reimbursement for a purchase down payment, purchase or lease financing. Employer will pay all motor vehicle operating expenses incurred by Executive in the performance of Executive’s business duties through its standard mileage reimbursement program. Employer will reimburse the Executive for the motor vehicle allowance in equal and consecutive monthly payments of eight hundred and thirty three dollars and thirty-four cents ($833.34) per month. The Employer will procure and maintain in force a motor vehicle liability policy for the motor vehicle with coverage, including Executive, in the minimum amount of one million ($1,000,000) dollars combined single limit on bodily injury and property damage.

Section 2.06 Expense Reimbursements. The Company shall reimburse Executive for all proper expenses incurred by him in the performance of his duties hereunder in accordance with the policies and procedures of the Company as in effect from time to time.

Section 2.07 Excise Tax. Notwithstanding any other provision of this Agreement, if the aggregate present value of the “parachute payments” to the Executive, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) would be, but for this Section 2.06, at least three times the “base amount” determined under such Section 280G, then the parachute payments otherwise payable under this Agreement (and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company) shall be reduced so that the aggregate present value of the parachute payments to the Executive determined under Section 280G, does not exceed 2.99 times the base amount. In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded from treatment under Section 280G of the Code as a “parachute payment” or as an “excess parachute payment”. Any decisions regarding the requirement or implementation of such reductions shall be made by the tax counsel and accounting firm retained by the Company [at the time this Agreement is entered into].

Section 2.08 Withholding. The Base Salary and all other payments to Executive for his services to the Company shall be subject to all withholding and deductions required by federal, state or other law (including those authorized by Executive but not otherwise required by law), including but not limited to state, federal and local income taxes, unemployment tax, Medicare and FICA, together with such deductions as Executive may from time to time specifically authorize under any employee benefit program which may be adopted by the Company for the benefit of its senior executives or Executive.

ARTICLE III Termination of Employment

Section 3.01 Right to Terminate. Executive’s employment hereunder shall be terminable by either party with or without Cause or Good Reason and any such termination shall not constitute a breach of this Agreement, provided the notice or payment in lieu of notice set forth in subsection 3.02 is provided.

Section 3.02 Notice. Executive shall give the Company at least sixty (60) days’ advance written notice prior to any termination by Executive other than for Good Reason. The Company shall give Executive either at least thirty (30) days’ advance written notice prior to any termination of Executive by the Company without Cause or thirty (30) days of pay in lieu or such notice.

Section 3.03 Termination for Good Reason. The Executive may terminate employment for Good Reason or without Good Reason. “Good Reason” means:

(i) the assignment to the Executive of any duties or any other action by the Company that results in a material diminution in the Executive’s position or authority, duty, titles, or responsibilities, that is not permitted under Section 1.02(b) of this Agreement (or in any respect, whether or not permitted under Section 1.02(b) of this Agreement, following a Change of Control) that is not remedied by the Company within sixty (60) days after receipt of written notice thereof from the Executive;

(ii) any material failure (any failure, whether or not material, following a Change of Control, as defined below) by the Company to comply with any provision of Section 2 of this Agreement that is not remedied by the Company within sixty (60) days after receipt of written notice thereof from the Executive;

(iii) any relocation of the Executive’s principal business location to a location other than the Halfmoon, New York area (within fifty (50) miles of Halfmoon, NY); or

(iv) a failure of the Company to use its best efforts to maintain directors’ and officers’ liability insurance coverage for Executive.

Section 3.04 Procedure for Termination for Good Reason. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the sixtieth (60th) day following the date when the Notice of Termination for Good Reason is given, unless the act or admission that constitutes the Good Reason is cured prior to the expiration of said period and the Executive is given written notice thereof, the notice sets forth a later date or the Company accepts the Executive’s termination for Good Reason on an earlier date.

Section 3.05 Termination for Cause. The Company shall have the right to terminate Executive’s employment hereunder for Cause. For purposes hereof, “Cause” shall be defined as the Board’s good faith determination that the Executive has: (i) been convicted of or entered a plea of nolo contendere with respect to a criminal offense constituting a felony; (ii) committed one or more acts or omissions constituting fraud, embezzlement or breach of a fiduciary duty to the Company; (iii) committed one or more acts constituting gross negligence or willful misconduct; (iv) habitually abused alcohol or any controlled substance or reported to work under the influence of alcohol or any controlled substance (other than a controlled substance which Employee is properly taking under a current prescription), (v) engaged in harassment of any employee or customer of the Company in violation of Company policy; (vii) committed a material violation of any Company policy; (viii) been insubordinate or dishonest; (ix) engaged in self-dealing or in any act constituting a conflict of interest; (ix) exposed the Company to criminal liability through negligence or wrongdoing of any kind; (x) disclosed the Company’s confidential information in violation of his obligations under this Agreement; or (xi) failed, after written warning from the Board specifying in reasonable detail the breach(es) complained of, to substantially perform his duties under this Agreement (excluding, however, any failure to meet any performance targets or to raise capital).

Notwithstanding the foregoing in the event of a Change of Control, a termination by the Company of the Executive for any reason during the twelve (12) month period immediately following the Change of Control, other than an intentional and malicious act or omission resulting in material adverse consequences to the Company, shall be deemed to be a termination without Cause for all purposes of this Agreement.

Section 3.06 Procedure for Termination for Cause. A termination of the Executive’s employment for Cause shall be effected in accordance with the following procedures. The Company shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies and stating the date, time and place of the Special Board Meeting. The “Special Board Meeting” means a meeting of the Board called and held specifically for the purpose of considering the Executive’s termination for Cause that takes place not less than thirty (30) and not more than sixty (60) days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting. The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting, stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, such conduct constitutes Cause under this Agreement and in the case of a termination for Cause as defined in subsection 3.05, such conduct has not ceased or been cured between the date the Executive received the Notice of Termination for Cause and the date of the meeting.

Section 3.07 Death. In the event that the Executive dies while employed under this Agreement, the Company’s obligations to Executive under this Agreement shall immediately cease. All benefits accrued to the date of death, including vested securities, health and disability benefits shall inure to the benefit of Executive’s heirs and assigns.

Section 3.08 Disability. In the event that the Board determines in its sole discretion that Executive has been disabled from substantially performing his duties for any one hundred and twenty (120) days within any twelve (12) month period while employed under this Agreement, the Company may terminate Executive’s employment for Cause.

Section 3.09 Severance Package.

(a) Change of Control Severance Package. In the event Executive’s employment under this Agreement is terminated during the Term, after a Change of Control (as defined below) and prior to the thirty (30) day period immediately following the first anniversary of the Change of Control, (x) by the Company other than for Cause or (y) by Executive for Good Reason, then:

(i) As and for a change of control severance package (“Change of Control Severance Package”) Executive shall receive two hundred seventy five percent (275%) of the aggregate of (x) Executive’s annual Base Salary for the year in which such termination occurs, and (y) the maximum amount of any Incentive Payment payable to Executive for the year in which such termination occurs under the Management Incentive Program applicable to Executive. Such amount shall be paid either in a single lump sum payment or ratably in accordance with the Company’s normal salary payment schedule for senior management (but not less frequently than monthly) over eighteen (18) months, at the sole discretion of the Executive. During such 18 month period, the Company shall also provide to Executive under COBRA all Company-paid medical insurance benefits available to other senior executives of the Company, all costs of which shall be paid by the Company; and

(ii) All unvested warrants, options or restricted stock then held by Executive, if any, shall vest automatically on the of the termination of Executive’s employment. Executive shall in all events be paid all accrued but unpaid Base Salary, earned but unpaid Incentive Compensation for any prior years, reimbursable expenses and other accrued benefits, if any, through the date of termination.

(b) Definition of Change in Control.

“Change in Control” shall mean the occurrence of any of the following events: (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or which contemplates that all or substantially all of the business and/or assets of the Company shall be controlled by another corporation, in either case where the continuing, surviving or other corporation both (i) is not directly or indirectly owned by holders of at least 50% of the combined voting power of the Company’s securities outstanding immediately prior to such consolidation or merger and (ii) does not have a board of directors approved by or consisting of more than one-half of the Company’s Board members as the Board was constituted immediately prior to the transaction, (B) a recapitalization (including an exchange of Company equity securities by the holders thereof), in either case, in which any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities having the right to vote in the election of directors and the Company does not have a board of directors approved by or consisting of more than one-half of the Company’s Board members as the Board was constituted immediately prior to the transaction; (C) any sale, lease, exchange or transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries; (D) approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, unless such plan or proposal is abandoned within 60 days following such approval; or (E) any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities having the right to vote in the election of directors.

(c) Regular Severance Package.

Subject to the conditions set forth in subsection 3.09(d), in the event Executive’s employment under this Agreement is terminated during the Term, or upon Executive’s receipt of written Notice of Non-Renewal pursuant to paragraph 1.03, above, and prior to or in the absence of a Change of Control (as defined above) by the Company other than for Cause or by Executive for Good Reason, then:

(i) as and for a severance package (“Regular Severance Package”), Executive shall receive one hundred percent (100%) of the aggregate of (x) Executive’s annual Base Salary for the year in which such termination occurs, and (y) the amount of any Incentive Payment paid to Executive for the prior year under the Management Incentive Program applicable to Executive. Such amount shall be paid either in a single lump sum payment or ratably in accordance with the Company’s normal salary payment schedule for senior management (but not less frequently than monthly) over eighteen (18) months, at the sole discretion of the Company. During such 18 month period, the Company shall also provide to Executive under COBRA all Company-paid medical insurance benefits available to other senior executives of the Company, all costs of which shall be paid by the Company; and

(ii) All unvested warrants, options or restricted stock then held by Executive, if any, that would vest in the twelve (12) month period immediately following the cessation of Executive’s employment shall vest automatically on the date three (3) months following the termination of Executive’s employment. All other unvested Options or restricted stock shall immediately be forfeited (subject, however, to any contrary determination of the Board in its sole discretion).

(d) Conditions for Regular Severance Package.

Executive shall receive the payments, benefits and vesting of unvested warrants, options or restricted stock described in subsection 3.09(c), if and only if (i) Executive duly executes, returns to the Company (and does not revoke if a revocation period is included in the sole discretion of the Company) a termination agreement (“Termination Agreement”) satisfactory to the Company in its sole discretion, which shall include a general release of any and all claims arising our of Executive’s employment or cessation of employment against the Company and any other persons or entities designated by the Company, other than for payments and benefits set forth in this section 3 and, in the Company’s sole discretion, provisions requiring the Executive not to disparage the Company, not use or disclose information deemed confidential by the Company, to reasonably cooperate with the Company in transitioning business matters and handling claims and litigation; and (ii) Executive complies with his obligations under this Agreement and the Termination Agreement.

Section 3.10 Accrued Payments. In the event Executive’s employment under this Agreement is terminated during the Term, by the Company other than for Cause or by Executive for Good Reason, Executive shall in all events be paid all accrued but unpaid Base Salary, earned but unpaid Incentive Compensation for any prior year, reimbursable expenses and other accrued benefits, if any, through the date of termination.

Section 3.11 No Additional Payment or Reduction Due to Mitigation. The parties agree that the foregoing shall be Executive’s sole and exclusive entitlement under this Agreement by reason of termination by Executive for Good Reason or by the Company other than for Cause. Such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures.

Section 3.12 Rights on Termination for Cause or Without Good Reason. No Regular Severance Package or Change of Control Severance Package shall be due or owing to Executive in the event that the Company shall duly terminate Executive’s employment for Cause or in the event that Executive shall terminate his employment with the Company for reasons other than Good Reason; provided, however, that Executive shall in all events be paid all accrued but unpaid Base Salary, earned but unpaid Incentive Compensation for any prior year, reimbursable expenses and other accrued benefits, if any, through the date of termination. In addition, in the event that the Company shall terminate Executive’s employment for Cause or in the event that Executive shall terminate his employment with the Company for reasons other than Good Reason, then all unvested Options or restricted stock then held by Executive, if any, shall automatically be forfeited (subject, however, to any contrary determination of the Board in its sole discretion). The parties agree that the foregoing shall be Executive’s sole and exclusive entitlement under this Agreement by reason of termination by Executive for other than Good Reason or by the Company for Cause. Such payments shall not be reduced or limited by amounts Executive might earn or be able to earn from other employment or ventures.

ARTICLE IV Confidential Information;

Inducing Company Employees; Non-Competition

Section 4.01 Confidential Information. Except in the course of his employment with the Company, or as he may be required pursuant to any law or court order or similar process, Executive shall not at any time, either during or after the termination of his employment hereunder, directly or indirectly disclose or use any secret, proprietary or confidential information or data of the Company or any of its subsidiaries or affiliates without the written consent of the Company; provided, however, that after the expiration of eighteen (18) months from such termination of employment, the Company’s sole remedy shall be to seek and procure appropriate equitable remedies. In the event of any dispute between Executive and the Company or between Executive or the Company and others, Executive shall cooperate with the Company as to redaction or other protective measures with respect to any unnecessary public disclosure of any such confidential information or proprietary data.

Section 4.02 Noncompetition, Nonsolicitation, etc.

(a) During Executive’s employment with the Company and for the periods set forth below after the termination of his employment with Company for any reason whatsoever, Executive shall not, directly or indirectly, without the Company’s prior written consent, and at the Company’s sole and absolute discretion:

(i) for a period of eighteen (128) months after such termination, on his own behalf or in the service or on behalf of others, solicit, encourage, recruit or attempt to persuade any person to terminate such person’s employment with the Company, whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or is at-will.

(ii) for a period of eighteen (18) months after such termination, employ or establish a business relationship with, or encourage or assist any person or entity to employ or establish a business relationship with, any individual who was employed by the Company during the preceding twelve (12) month period; or

(iii) for a period of eighteen (18) months after such termination, direct or do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any person or entity that is a Customer, Prospective Customer, vendor or contractor of the Company, or otherwise induce or attempt to induce any such person or entity to cease doing business, reduce or otherwise limit its business with the Company.

(iv) for a period of eighteen (18) months from such termination, solicit business from any Customer or Prospective Customer, or do business with any Customer or Prospective Customer of the Company.

(v) for a period of eighteen (18) months after such termination, directly or indirectly, engage in or be associated with (as a principal, agent, consultant, partner, director, officer, employee, stockholder, investor or otherwise) any person or entity that directly or indirectly, engages in or plans to engage in, the design, development, invention, implementation, application, manufacture, production, marketing, sale or license of any product or service in direct competition with the Company’s products or services. For purposes of this Agreement, “Company’s products or services” shall be defined as

CIGS- based PV products manufactured by a continuous process and/or on a flexible media. Executive is prohibited from engaging in or being associated with (as described above) any person or entity that engages in or plans to engage in the activities described in this subsection (v) worldwide, including near-space and space markets. Notwithstanding the foregoing, this restriction shall not prevent Executive from owning up to five percent (5.0%) of the outstanding voting stock of any publicly-traded company.

(b) For purposes of subparagraph (a) above, (i) “Customer” shall mean those persons or entities for whom or which the Company performed services or to whom or which the Company sold or licensed its products, during the twelve months preceding the cessation of Executive’s employment, and (ii) “Prospective Customer” shall mean persons or entities whose business was solicited by the Company during the twelve months preceding the cessation of Executive’s employment.

(c) Executive acknowledges and agrees that (i) the Company does business and/or plans to conduct business worldwide, including near-space and space markets, (ii) the Confidential Information that Executive learns of, obtains, or that is disclosed to him during the course of his employment, is capable of being used anywhere in the world to compete against the Company in the markets in which it does business and/or plans to conduct business; (iii) the covenants set forth in Sections 4.01, 4.02 and 4.03 of this Agreement are reasonable and necessary in order to protect the legitimate interests of the Company and Executive is receiving adequate consideration hereunder; (iv) the Company will not have any adequate remedy at law if Executive violates the terms hereof or fails to perform any of my obligations under Sections 4.01, 4.02 and 4.03 of this Agreement; and (v) the Company shall have the right, in addition to any other rights either may have under applicable law, to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce any such covenant or any other obligations of Executive under Sections 4.01, 4.02 and 4.03 of this Agreement, as well as to obtain damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(d) If the period of time or scope of any restriction set forth in this Agreement should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the scope of the restriction shall be modified, or both, by a court of competent jurisdiction so that such restrictions may be enforceable for such time and in the manner to the fullest extent adjudged to be reasonable. If Executive violates any of the restrictions contained in subparagraph (a) above, then the restrictive period shall not run in Executive’s favor from the time of the commencement of any such violation until such time as such violation shall be cured by Executive.

Section 4.03 Returning Company Documents and Property.

Executive agrees that, at the time of leaving the employ of the Company, or earlier upon request, he shall deliver to the Company (and will not keep in his possession or control or deliver to anyone else) any and all records, data, notes, reports, information, proposals, lists, correspondence, emails, specifications, drawings, blueprints, sketches, materials, other documents (including but not limited to on computer discs or drives) of any aforementioned items either developed by Executive pursuant to his employment with the Company or otherwise relating to the business of the Company, retaining neither copies nor excerpts thereof. Executive also agrees that, at the time of leaving the employ of the Company, or earlier upon request, he shall deliver to the Company all Company property in his possession, including cell phones, computers, computer discs, drives and other equipment.

ARTICLE V Arbitration

Section 5.01 Arbitration. In order to obtain the many benefits of arbitration over court proceedings, including speed of resolution, lower costs and fees and more flexible rules of evidence, all disputes (except those relating to unemployment compensation or workers compensation, and except as provided in Section 5.04(b) below) arising out of Executive’s employment or concerning the interpretation or application of this Agreement or its subject matter (including without limitation those relating to workplace discrimination and/or harassment on any basis, whatsoever, including but not limited to age, race, sex, religion, national origin, disability or perceived disability, as well as any claimed violation of any federal, state or local law, regulation or ordinance, such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act and their state and local counterparts, if any, including but not limited to any claims of retaliation thereunder) shall be resolved exclusively by binding arbitration at a location in reasonable proximity to Executive’s last place of employment with the Company, pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The parties expressly waive their rights to have any such claim resolved by jury trial. The Company shall bear the cost of the Arbitrator’s fee. The Company shall initially bear its filing fees, as well as Executive’s filing fees in excess of $75.00 upon Executive’s written request to the Company’s Board. The decision, in the Arbitrator’s discretion, may award all or some of Executive’s or the Company’s attorney’s fees and costs, including filing fees, in addition to any such awards required by law. Arbitration must be demanded within three hundred (300) days of the time when the demanding party knows or should know of the events giving rise to the claim. The decision of the Arbitrator shall be in writing and set forth the findings and conclusions upon which the decision is based. Notwithstanding the foregoing, the requirement to arbitrate does not apply to the filing of a claim with a federal, state or local administrative agency. The decision of the Arbitrator shall be final and binding and may be enforced under the terms of the Federal Arbitration Act (9 U.S.C. Section 1 et seq.), but may in addition be set aside or modified by a reviewing court in the event of a material error of law. Judgment upon the award may be entered, confirmed and enforced in any federal or state court of competent jurisdiction.

Section 5.02 Equitable Remedies. Executive agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Section 4 of this Agreement. Accordingly, Executive agrees that if he breaches or threatens to breach any of such covenants, the Company will have available, in addition to any other right or remedy available, the right to obtain injunctive and equitable relief of any type from a court of competent jurisdiction, including but not limited to restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Executive further agrees that no bond or other security shall be required in obtaining such equitable relief and Executive hereby consents to the issuance of such injunction and to the ordering of specific performance.

ARTICLE VI Miscellaneous

Section 6.01 Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to the Secretary of the Company at the Company’s principal executive office, and if to Executive, to his address on the books of the Company (or to such other address as the Company or Executive may give to the other for purposes of notice hereunder). Copies of all notices given to Executive shall be sent to such person as Executive may designate by written notice to the Company. All notices, requests or other communications required or permitted by this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by mailing via certified mail, postage prepaid, return receipt requested, in the United States mails to the last known address of the party entitled thereto, (c) by reputable overnight courier service, or (d) by facsimile with confirmation of receipt. The notice, request or other communication shall be deemed to be received upon actual receipt by the party entitled thereto; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

Section 6.02 Assignment and Succession. The Company may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company. Executive expressly consents to the assignment of the Agreement, including, but not limited to the restrictions which apply subsequent to the termination of Executive’s employment, to any new owner of the Company’s business or purchaser of the Company. Executive’s rights and obligations hereunder are personal and may not be assigned, provided, however, in the event of the Executive’s death or permanent disability, the Executive’s representative may exercise any unexercised Options, and any benefits accrued to the date of death or permanent disability, if any, to the extent permitted by the relevant Option plan agreement or this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, beneficiaries and/or legal representatives.

Section 6.03 Headings. The Article, Section, paragraph and subparagraph headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 6.04 Invalidity. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

Section 6.05 Waivers. No omission or delay by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof~ or the exercise of any other right, power or privilege.

Section 6.06 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 6.07 Entire Agreement. Except as otherwise provided or referred to herein, this Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof,. Without in any way limiting the extent of this Section 6.07, the terms and conditions of this Agreement specifically replace and supersede the Prior Agreement in its entirety. This Agreement may not be amended, except by a written instrument hereafter signed by each of the parties hereto.

Section 6.08 Interpretation. The parties hereto acknowledge and agree that each party and its or his counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its drafting. Accordingly, (a) the rules of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (b) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party regardless of which party was generally responsible for the preparation of this Agreement. Except where the context requires otherwise, all references herein to Sections, paragraphs and clauses shall be deemed to be reference to Sections, paragraphs and clauses of this Agreement. The words “include”, “including” and “includes” shall be deemed in each case to be followed by the phrase “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 6.09 Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the internal laws of the State of New York without reference to principles of conflict of laws. Any court action instituted by Executive or on his behalf relating in any way to this Agreement or his employment with the Company shall be filed exclusively in federal or state court in the County of Albany, New York and he consents to the jurisdiction and venue of these courts in any action instituted by the Company against him.

Section 6.10 Indemnification. In addition to any additional benefits provided under applicable state law to Executive as a director and officer of the Company, Executive shall be entitled to the benefits of: (a) those provisions of the Restated Articles of Incorporation and By-Laws of the Company, as amended, which provide for indemnification of directors and officers of the Company (and no such provision shall be amended in any way to limit or reduce the extent of indemnification available to Executive as a director or officer of the Company), and (b) any Indemnification Agreement between the Company and Executive. The rights of Executive under such indemnification obligations shall survive the termination of this Agreement and be applicable for so long as Executive may be subject to any claim, demand, liability, cost or expense, which the indemnification obligations referred to in this Section are intended to protect and indemnify him against.

The Company shall, at no cost to Executive, use its best efforts to at all times include Executive, during the term of Executive’s employment hereunder and for so long thereafter as Executive may be subject to any such claim, as an insured under any directors’ and officers’ liability insurance policy maintained by the Company, which policy shall provide such coverage in such amounts as the Board shall deem appropriate for coverage of all directors and officers of the Company.

Section 6.11 Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable by an arbitrator or court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

Section 6.12 Executive Acknowledgement. Executive acknowledges and agrees (i) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

DayStar Technologies, Inc.	Executive

By: /s/ Stephen A. Aanderud	By: /s/ John R. Tuttle
Name:	Name:
Title:	Title: Chief Executive Officer, and President

Date: April 3, 2006	Date: April 3, 2006